Exhibit 99.1

PRESS RELEASE

For release:	November 3, 2014

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Third Quarter 2014 Financial Results.

Dublin, Ireland (November 3, 2014) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended September 30, 2014 of $9.8 million or $.39 per share compared to net income of $6.9 million or $0.28 per share at September 30, 2013. Net income for the nine months ended September 30, 2014 was $51.8 million or $2.05 per share compared to net income of $28.0 million or $1.11 per share at September 30, 2013. As of September 30th, book value per share was $35.47, an increase of 0.1% compared to book value per share of $35.43 at June 30th, 2014, and an increase of 2.4% compared to book value per share of $34.65 at December 31, 2013.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Gross Premiums Written	$67.1	$68.8	$227.2	$228.0
Net Premiums Written	$63.3	$64.0	$212.5	$213.9

Net income	$9.8	$6.9	$51.8	$28.0
Net income per share	$0.39	$0.28	$2.05	$1.11

Operating income	$10.1	$5.9	$28.6	$21.3
Operating income per share	$0.40	$0.24	$1.13	$0.85

Combined ratio analysis:
Loss ratio	53.9	55.1	56.3	57.0
Expense ratio	40.4	43.5	40.2	43.0

Combined ratio	94.3	98.6	96.5	100.0

	As of September 30, 2014	As of June 30, 2014	As of December 31, 2013

Book value per share	$35.47	$35.43	$34.65
Shareholders’ equity	$898.1	$896.8	$873.3
Cash and invested assets (1)	$1,514.4	$1,602.5	$1,568.1

(1)	Including receivable/(payable) for securities sold/(purchased)

Cynthia Y. Valko, Chief Executive Officer, commented: “Over the nine month period ending September 30, our operating margins continued to improve, enhancing profitability and our return on capital. From a top line perspective, excluding commercial auto (where we determined to reduce exposure) our premium revenue continued to grow, increasing more than 5% compared to the comparable 2013 period. We are experiencing healthy growth in small business, programs and casualty reinsurance. However, our large property insurance and catastrophe reinsurance premiums are flat with last year as a result of increased competition, particularly from new entrants to the insurance marketplace, including pension plans, hedge funds, and other non-insurance companies seeking insurance underwriting income to replace yields no longer available in the bond market. The absence of credible bond market yields on high quality, short and mid-term duration fixed income assets, which constitute roughly 85% or more of Global’s investment holdings, significantly constrains Global’s investment and net income. In regard to the balance sheet, in late June, Global trimmed its equity portfolio by selling $150 million of its $275 million equity portfolio (approximately, 55%), realizing a net capital gain of $43 million. Global utilized part of the $150 million of sale proceeds to pay down a portion of the outstanding balance of its credit facility with J.P. Morgan (NYSE: JPM). As a result of reducing its equity portfolio and applying the proceeds to debt reduction, Global’s cash and invested assets contracted by $50 million (approximately) while its funded debt declined by about $40 million between December 31 and September 30, 2014.

Cynthia Valko continued: “Finally, I am also delighted to report that on October 16, Global agreed to acquire American Reliable Insurance Company (“American Reliable”), a specialty provider of personal lines and agricultural (equine, farm, & ranch) insurance, from Assurant, Inc. (NYSE: AIZ). In this roughly $400 million enterprise value transaction, Global will pay Assurant approximately $114 million in cash at closing (which could be increased to approximately $120 million to account for net earnings between June 30, 2014 and the closing) and will assume approximately $280 million of insurance related obligations. Global will utilize its internal resources and capital base to finance the transaction. The American Reliable acquisition, which is anticipated to close by year end, is expected to both double Global’s insurance premium revenue and be accretive to earnings in 2015.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that the acquisition of American Reliable may not occur because the conditions to the closing of the transaction are not satisfied or for another reason, the risk that the transaction is not consummated on the terms contemplated, the risk that the proposed transaction proves disruptive to the operations of American Reliable or Global Indemnity, the risk that American Reliable’s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Three and Nine Months Ended September 30, 2014 and 2013

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Loss Ratio:
Current Accident Year
Excluding Catastrophes	45.3	48.1	46.7	49.1
Catastrophes	8.4	9.5	12.6	10.7

Current Accident Year	53.7	57.6	59.3	59.8
Changes to Prior Accident Year	0.2	(2.5)	(3.0)	(2.8)

Loss Ratio – Calendar Year	53.9	55.1	56.3	57.0
Expense Ratio	40.4	43.5	40.2	43.0

Combined Ratio	94.3	98.6	96.5	100.0

For the three months ended September 30th, the calendar year loss ratio decreased by 1.2 points to 53.9 in 2014 from 55.1 in 2013.

For the three months ended September 30, 2014, the current accident year loss ratio improved to 53.7 compared to 57.6 for the same period in 2013. Excluding catastrophes, the current accident year loss ratio improved by 2.8 points, from 48.1 in 2013 to 45.3 in 2014.

•	The current accident year property loss ratio was 44.3 in both 2013 and 2014. Excluding catastrophes, the current accident year property loss ratio increased 2.3 points, from 29.8 in 2013 to 32.1 in 2014.

•	The current accident year casualty loss ratio improved by 8.5 points to 74.1 in 2014 from 82.6 in 2013.

Calendar year results for the three months ended September 30, 2014 include a 0.2 point increase in the loss ratio related to prior accident years, which was primarily driven by an increase in marine severity within the Reinsurance Operations, partially offset by less than anticipated catastrophe losses.

For the three months ended September 30th, the expense ratio decreased from 43.5 in 2013 to 40.4 in 2014.

The decrease is primarily due to the recognition of a $1.7 million premium deficiency charge in 2013.

For the nine months ended September 30th, the calendar year loss ratio improved by 0.7 points to 56.3 in 2014 from 57.0 in 2013.

For the nine months ended September 30, 2014, the current accident year loss ratio improved by .5 points to 59.3 compared to 59.8 for the same period in 2013. Excluding catastrophes, the current accident year loss ratio improved by 2.4 points, from 49.1 in 2013 to 46.7 in 2014.

•	The current accident year property loss ratio increased 2.0 points to 52.4 in 2014 from 50.4 in 2013. Excluding catastrophes, the current accident year property loss ratio improved by 0.2 points, from 33.9 in 2013 to 33.7 in 2014.

•	The current accident year casualty loss ratio improved by 4.0 points to 73.5 in 2014 from 77.5 in 2013.

Calendar year results for the nine months ended September 30, 2014 include a 3.0 point reduction in the loss ratio related to prior accident years, which was primarily driven by lower than excepted severity in the U.S. Insurance Operations professional lines.

For the nine months ended September 30th, the expense ratio decreased from 43.0 in 2013 to 40.2 in 2014.

The improvement in the expense ratio is primarily due to the growth in earned premium volume in 2014 as well as the impact of the premium deficiency charge of $1.7 million recognized in 2013.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$56,489	$59,747	$52,674	$54,995
Reinsurance Operations	10,609	9,038	10,588	9,035

Total	$67,098	$68,785	$63,262	$64,030

	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$170,037	$172,714	$156,369	$159,010
Reinsurance Operations	57,163	55,255	56,126	54,844

Total	$227,200	$227,969	$212,495	$213,854

Insurance Operations: For the three months ended September 30, 2014, gross premiums written and net premiums written decreased 5.5% and 4.2%, respectively, compared to the same period in 2013. Excluding commercial auto business ($0.5 million in 2014), gross premiums written and net premiums written increased approximately 4.3% and 6.2%, respectively, compared to the same period in 2013. Growth was realized in small business and programs.

For the nine months ended September 30, 2014, gross premiums written and net premiums written decreased 1.5% and 1.7%, respectively, compared to the same period in 2013. Excluding commercial auto business ($2.5 million in 2014), gross premiums written and net premiums written increased approximately 5.8% and 6.1%, respectively, compared to the same period in 2013. Growth was realized in small business and programs.

Reinsurance Operations: For the three months ended September 30, 2014, gross premiums written and net premiums written increased 17.4% and 17.2%, respectively, compared to the same period in 2013. This increase is mainly due to a change in the Company’s quota share participation on several property treaties as well as several new professional treaties.

For the nine months ended September 30, 2014, gross premiums written and net premiums written increased 3.5% and 2.3%, respectively, compared to the same period in 2013. This increase is mainly due to a change in the Company’s quota share participation on several property treaties as well as several new professional treaties.

###

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Gross premiums written	$67,098	$68,785	$227,200	$227,969

Net premiums written	$63,262	$64,030	$212,495	$213,854

Net premiums earned	$68,028	$64,469	$201,589	$179,136
Net investment income	6,527	8,486	22,488	28,285
Net realized investment gains	1,158	1,641	40,226	10,204
Other income	126	183	449	484

Total revenues	75,839	74,779	264,752	218,109

Net losses and loss adjustment expenses	36,654	35,483	113,496	102,195
Acquisition costs and other underwriting expenses	27,458	28,028	81,114	76,977
Corporate and other operating expenses	3,481	2,627	9,614	7,444
Interest expense	118	3,585	628	5,939

Income before income taxes	8,128	5,056	59,900	25,554
Income tax expense (benefit)	(1,633)	(1,892)	8,108	(2,423)

Net income	$9,761	$6,948	$51,792	$27,977

Weighted average shares outstanding – basic	25,138	25,082	25,127	25,066

Weighted average shares outstanding – diluted	25,335	25,189	25,323	25,151

Net income per share – basic	$0.39	$0.28	$2.06	$1.12

Net income per share – diluted	$0.39	$0.28	$2.05	$1.11

Combined ratio analysis:
Loss ratio	53.9	55.1	56.3	57.0
Expense ratio	40.4	43.5	40.2	43.0

Combined ratio	94.3	98.6	96.5	100.0

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2014	December 31, 2013
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2014 – $1,296,990 and 2013 – $1,187,685)	$1,308,771	$1,204,364
Equity securities:
Available for sale, at fair value (cost: 2014 – $96,084 and 2013 – $191,425)	120,736	254,070
Other invested assets:
Available for sale securities, at fair value (cost: 2014 – $21,528 and 2013 – $3,065)	21,118	3,489

Total investments	1,450,625	1,461,923

Cash and cash equivalents	66,616	105,492
Premiums receivable, net	62,211	49,888
Reinsurance receivables, net	178,193	197,887
Funds held by ceding insurers	23,762	18,662
Deferred federal income taxes	16,817	4,206
Deferred acquisition costs	26,090	22,177
Intangible assets	17,725	17,990
Goodwill	4,820	4,820
Prepaid reinsurance premiums	5,464	5,199
Receivable for securities sold	—	723
Other assets	27,492	22,812

Total assets	$1,879,815	$1,911,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$739,931	$779,466
Unearned premiums	127,798	116,629
Federal income taxes payable	1,567	1,595
Ceded balances payable	4,150	5,177
Payable for securities purchased	2,865	—
Contingent commissions	12,511	12,677
Margin borrowing facility	62,274	100,000
Other liabilities	30,624	22,955

Total liabilities	981,720	1,038,499

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,322,645 and 16,200,406 respectively; A ordinary shares outstanding: 13,257,830 and 13,141,035, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	518,889	516,653
Accumulated other comprehensive income, net of taxes	24,954	54,028
Retained earnings	455,653	403,861
A ordinary shares in treasury, at cost: 3,064,815 and 3,059,371 shares, respectively	(101,404)	(101,265)

Total shareholders’ equity	898,095	873,280

Total liabilities and shareholders’ equity	$1,879,815	$1,911,779

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) September 30, 2014	December 31, 2013

Fixed Maturities	$1,308.8	$1,204.4
Cash and cash equivalents	66.6	105.5

Total bonds and cash and cash equivalents	1,375.4	1,309.9
Equities and other invested assets	141.9	257.5

Total cash and invested assets, gross	1,517.3	1,567.4
Receivable / (payable) for securities	(2.9)	0.7

Total cash and invested assets, net	$1,514.4	$1,568.1

	(Unaudited) Three Months Ended September 30, 2014 (a)	(Unaudited) Nine Months Ended September 30, 2014 (a)

Net investment income	$6.5	$22.5

Net realized investment gains	1.2	40.2
Net unrealized investment loss	(11.9)	(43.7)

Net realized and unrealized investment returns	(10.7)	(3.5)

Total investment return	$(4.2)	$19.0

Average total cash and invested assets (b)	$1,558.5	$1,541.3

Total investment return % annualized	(1.1%)	1.6%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Operating income	$10,099	$5,944	$28,621	$21,321
Adjustments:
Net realized investment gains, net of tax	(338)	1,004	23,171	6,656

Total after-tax adjustments	(338)	1,004	23,171	6,656

Net income	$9,761	$6,948	$51,792	$27,977

Weighted average shares outstanding – basic	25,138	25,082	25,127	25,065

Weighted average shares outstanding – diluted	25,335	25,189	25,323	25,151

Operating income per share – basic	$0.40	$0.24	$1.14	$0.85

Operating income per share – diluted	$0.40	$0.24	$1.13	$0.85

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.